Exhibit 23.3

CONSENT OF EXPERT

          I consent to the incorporation by reference in this Registration Statement of ArvinMeritor, Inc. on Form S-4 of the references to me under the headings “Item 1. Business– Environmental Matters” and “Item 3. Legal Proceedings” in the Annual Report on Form 10-K of ArvinMeritor, Inc. for the fiscal year ended September 30, 2005.

/s/ Vernon G. Baker, II

Vernon G. Baker, II
Senior Vice President and General Counsel of ArvinMeritor, Inc.

Date: December 19, 2005